September 19, 2007





The U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington, DC  20549

	Re:  Forms Reporting Beneficial Ownership of Flowers Foods, Inc.

Dear Sir or Madam:

	The attached Form 3 was executed for me by Stephen R. Avera, General Counsel for Flowers Foods, Inc.

	This letter is to confirm the authority of Mr. Avera to execute that Form, as my agent, and to inform you that he has such authority in the future with regard to Forms 4 and Forms 5 filed for me in connection with changes in my direct and indirect beneficial ownership of Flowers Foods, Inc. securities.

						Very truly yours,



						R. Steve Kinsey